101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE	For further information contact:
Randolph F. Williams
President/CEO
(765) 742-1064
Fax: (765) 429-5932

LSB Financial Corp. Announces Profitable Quarter and Payment of a Cash Dividend

Lafayette, IN, May 11, 2009 - LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported quarterly earnings of $302,000 or $0.20 diluted earnings per share compared to $515,000 or $0.33 diluted earnings per share a year earlier.  The decrease in net income was primarily due to an increase in the provision for loan losses of $319,000 to $569,000 compared to $250,000 for the prior year.  The loan loss reserve now stands at $3.9 million and represents 1.20% of total loans, up from 1.12% at the end of last year.  Randolph F. Williams, president and CEO stated “Given that we are operating in the worst economic environment in nearly 60 years, we are pleased to announce that we remain profitable and are taking steps to further strengthen our company.  While the local economy is in better shape than much of the country, it is weaker than in previous years.”

Williams continued, “The fundamentals of the bank are strong with the $156,000 or 6.1% decrease in net interest income more than made up by the $507,000 gain on sale of loans.  Residential lending activity is brisk, especially refinancings. We sold over $21.5 million of loans in the secondary market in the first three months compared to $1.8 million in the same period last year.  We were able to increase total deposits by $17.1 million or 6.6% since year-end, with core deposits growing 15.5% during that time.  People are moving their money to banks and into FDIC-insured deposits, products where they know their initial investment will be safe and will only increase in value”.
The bank continues to maintain a strong capital base with a capital ratio at March 31, 2009 of 8.92% which is in excess of well-capitalized which is defined by the regulators as 5.00%.  Williams stated, “While the future direction of the economy is unclear, based on the stress tests we have performed on our loan portfolio, we believe that the combination of our continued profitability, a $3.9 million loan loss reserve and $15.0 million in excess capital should be adequate to allow us to work through the issues presented by this struggling economy.”  At quarter end, non-performing assets totaled $12.9 million or 3.36% of total assets, compared to $11.6 million or 3.26%, at the same time last year.  The bank is working closely with Freddie Mac on the “Affordability & Stability” program announced by the President in order to provide relief to homeowners who are having difficulty making their mortgage payments.
The Company also announced that it will pay a quarterly cash dividend of $0.125 per share to shareholders of record as of the close of business on May 8, 2009 with a payment date of June 5, 2009.  Williams stated, “We are pleased to be able to provide this dividend to our shareholders representing 64% of quarterly earnings and a yield of 3.6%.  While the need to build equity is paramount in these times, we want to reward shareholder loyalty whenever earnings make that possible.”
The closing market price of LSB stock on May 8, 2009 was $13.75 per share as reported by the NASDAQ National Market.

LSB FINANCIAL CORP.
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands except share and per share amounts)

Selected balance sheet data:	Three months ended March 31, 2009	Year ended December 31, 2008

Cash and due from banks	$1,528	$2,046
Short-term investments	24,657	9,179
Securities available-for-sale	12,138	11,853
Loans held for sale	2,962	1,342
Net portfolio loans	319,570	325,297
Allowance for loan losses	3,920	3,697
Premises and equipment, net	6,443	6,461
Federal Home Loan Bank stock, at cost	3,997	3,997
Bank owned life insurance	5,899	5,841
Other assets	6,387	6,996
Total assets	383,581	373,012

Deposits	275,683	258,587
Advances from Federal Home Loan Bank	71,500	78,500
Other liabilities	2,200	1,850

Shareholders’ equity	34,198	34,075
Book value per share	$22.01	$21.92
Equity / assets	8.92%	9.14%
Total shares outstanding	1,553,525	1,553,525

Asset quality data:
Non-accruing loans	$10,320	$7,976
Loans past due 90 days still on accrual	656	---
Other real estate / assets owned	1,897	1,412
Total non-performing assets	12,873	9,388
Non-performing loans / total loans	3.36%	2.41%
Non-performing assets / total assets	3.36%	2.52%
Allowance for loan losses / non-performing loans	35.71%	46.35%
Allowance for loan losses / non-performing assets	30.45%	39.38%
Allowance for loan losses / total loans	1.20%	1.12%
Loans charged off (quarter-to-date and year-to-date, respectively)	$351	$1,183
Recoveries on loans previously charged off	5	77

	Three months ended March 31,
Selected operating data:	2009	2008

Total interest income	$4,973	$5,421
Total interest expense	2,586	2,878
Net interest income	2,387	2,543
Provision for loan losses	569	250
Net interest income after provision for loan losses	1,818	2,293
Non-interest income:
Deposit account service charges	336	396
Gain on sale of mortgage loans	523	16
Gain on sale of securities	0	0
Net gain on sale of real estate owned	33	91
Other non-interest income	244	279
Total non-interest income	1,136	782
Non-interest expense:
Salaries and benefits	1,352	1,227
Occupancy and equipment, net	352	344
Computer service	134	135
Advertising	57	69
Other	652	558
Total non-interest expense	2,547	2,333
Income before income taxes	407	742
Income tax expense	105	227
Net income	302	515

Weighted average number of diluted shares	1,536,201	1,560,997
Diluted earnings per share	$0.20	$0.33

Return on average equity	3.52%	6.03%
Return on average assets	0.32%	0.59%
Average earning assets	$357,610	$327,333
Net interest margin	2.67%	3.11%
Efficiency ratio	84.56%	75.87%